Exhibit 99.1


                          ABRAXAS PETROLEUM CORPORATION
                            www.abraxaspetroleum.com
           500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232
                     Office: 210.490.4788 Fax: 210.490.8816

                                  NEWS RELEASE

        Abraxas Announces the Adoption of Fair Value Method of Accounting
                  For Stock-Based Compensation Under SFAS 123R

SAN ANTONIO (Jan. 27, 2006) - Abraxas Petroleum Corporation (AMEX:ABP) announced today that it adopted the fair value method of accounting for stock-based compensation under Statement of Financial Accounting Standards No. 123, as revised ("SFAS 123R"), during the fourth quarter of 2005, as allowed by the
Securities and Exchange Commission. This adoption will result in a positive impact to the Company's net income, as detailed below, of approximately $9.1 million.

SFAS 123R permits the retrospective presentation of financial statements for comparative purposes; therefore, the Company has adopted SFAS 123R retrospectively to January 1, 2003, in accordance with the modified retrospective application transition method of SFAS 123R. The approximate $9.1 million includes the reversal of approximately $9.7 million of previously booked stock-based compensation expense under historical accounting methods and the incurrence of an expense of approximately $590,000 to account for the adoption of SFAS 123R. This pronouncement requires all stock-based compensation (in addition to other forms of share-based payment arrangements) granted by the Company to be valued under a generally accepted method and expensed accordingly. The approximate impact to net income by year is, $7.1 million in 2005, $1.2 million in 2004 and $878,000 in 2003.

The adoption of SFAS 123R does not impact the Company's daily operations or cash flow.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas' future crude oil and natural gas production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas' control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com